Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-1 (Registration No. 333-144201) and Form S-8 (Registration Nos. 333-16939, 333-33276 and 333-117057) of our reports dated March 11, 2008, relating to our audits of the consolidated financial statements as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007, which included an explanatory paragraph regarding the Company’s change in accounting principle for its method of accounting for stock-based compensation, and our audit of internal control over financial reporting as of December 31, 2007, of Clean Diesel Technologies, Inc., included in the 2007 Annual Report on Form
10-K.

We also consent to the reference of our firm under the caption "Experts" on Form S-1 (Registration No. 333-144201), of Clean Diesel Technologies, Inc.

/s/ Eisner LLP
New York, New York
March 13, 2008